Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated October 15, 2026, with respect to our audit of ClimateRock’s consolidated financial statements as of and for the years ended December 31, 2025 and 2024, that appears in the Prospectus as part of ClimateRock Holdings Limited’s Amendment No. 13 to Form F-4. Our report contained an explanatory paragraph regarding substantial doubt about ClimateRock’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

October 30, 2026